Exhibit 99.1

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2014 Fourth Quarter and Full Year Results

Company achieves record fiscal 2014 revenue of $236 million
driven by 34% increase in Wireless Datacom sales

OXNARD, CA, April 24, 2014 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fourth quarter and full year ended February 28, 2014. Highlights for the quarter and fiscal year include:

  Consolidated fourth quarter revenue of $59.8 million, up 24% compared to the fourth quarter last year, with Wireless Datacom revenue up 32% over prior year fourth quarter to $49.2 million and Satellite revenue down 4% to $10.6 million; GAAP net income of $3.1 million, or $0.08 per diluted share; Adjusted Basis (non-GAAP) net income of $7.1 million, or $0.20 per diluted share
  Consolidated fiscal year revenue rose to a historic record of $236 million, up 31% year-over-year, with Wireless Datacom revenue up 34% over prior fiscal year to $187 million and Satellite revenue up 19% to $48.9 million; GAAP-basis net income of $11.8 million, or $0.33 per diluted share; Adjusted Basis (non-GAAP) income of $27.7 million, or $0.77 per diluted share.
  Net cash provided by operations for fiscal 2014 of $22.8 million, and total cash and marketable securities balance at February 28, 2014 of $28.3 million.

Commenting on the fiscal 2014 full year results, Michael Burdiek, CalAmp's President and Chief Executive Officer, said, “Fiscal 2014 was highlighted by strong growth in our core markets, strategic M&A activity and focused operational execution that together resulted in a strong period of expansion for CalAmp. At the top line, we achieved consolidated revenue growth of 31% year-over-year to record revenues of $236 million. Our performance was driven by a 34% increase in Wireless Datacom segment revenues due to strong demand from our core domestic customers, as well as growth in international revenue, which reached 19.0% of consolidated revenues as compared to 17.8% in the prior year. Our Satellite segment results were strong with year-over-year revenue growth of 19% coupled with significant gross margin improvement. We continue to see strong Wireless Datacom order pipeline, both in our core verticals and in emerging opportunities for auto insurance telematics and heavy equipment, which is expected to drive significant growth in fiscal 2015 and beyond.”

Commenting on the fourth quarter performance, Mr. Burdiek stated, “Our fourth quarter results included a 32% year-over-year increase in our Wireless Datacom segment revenues and included increasing contributions from auto insurance telematics where demand continues to ramp. However, performance issues on the part of a contract manufacturer that we inherited with the Navman Wireless product line acquisition prevented us from shipping approximately $2 million in product orders in the fourth quarter. Also in the fourth quarter, we made a small strategic acquisition of Radio Satellite Integrators that is expected to expand our presence in the state and local government market by augmenting our current range of public safety products with high margin, Software as a Service (SaaS) solutions. For fiscal 2014 as a whole, recurring revenue including SaaS subscriptions accounted for about 16% of consolidated sales.”

CalAmp Reports Fiscal 2014 Fourth Quarter and Full Year Results
April 24, 2014

Fiscal 2014 Fourth Quarter Results
Total revenue for the fiscal 2014 fourth quarter was $59.8 million compared to $48.4 million for the fourth quarter of fiscal 2013, an increase of 24%. Wireless Datacom revenue increased to $49.2 million from $37.3 million in the same period last year, and Satellite revenue was $10.6 million compared to $11.1 million in the fourth quarter last year.

Consolidated gross profit for the fiscal 2014 fourth quarter was $20.6 million, an increase of $5.6 million over the same quarter last year, primarily attributable to higher revenue. The consolidated gross margin was 34.4% in the fiscal 2014 fourth quarter, up from 31.1% in the fourth quarter last year. The increase in consolidated gross margin is due primarily to the contribution of the higher margin Software-as-a-Service (SaaS) revenue from the Wireless Matrix acquisition and margin improvement in the Satellite segment.

GAAP net income for the fiscal 2014 fourth quarter was $3.1 million, or $0.08 per diluted share, compared to net income of $32.6 million, or $1.06 per diluted share, in the fourth quarter of last year that included an income tax benefit of $29.2 million from eliminating the deferred tax asset valuation allowance associated with net operating loss (NOL) and tax credit carryforwards. Excluding this income tax benefit, and applying the same effective tax rate to last year’s fourth quarter that applied to the fiscal 2014 fourth quarter, pro forma GAAP-basis net income in the 2013 fourth quarter was $2.3 million or $0.07 per diluted share. Notwithstanding the fact that beginning in fiscal 2014 the Company’s GAAP-basis effective tax rate approximates the US federal statutory tax rate of 35%, the Company’s pretax income is still largely sheltered from taxation by NOL and research and development tax credit carryforwards and is expected to remain so for the next several years.

Non-GAAP net income for the fiscal 2014 fourth quarter was $7.1 million, or $0.20 per diluted share, compared to non-GAAP earnings of $4.8 million, or $0.16 per diluted share, for the same quarter last year. Non-GAAP net income excludes the impact of intangibles amortization and stock-based compensation expense, and includes an income tax provision for cash taxes paid or payable for the period. A reconciliation of the GAAP-basis pretax income to the non-GAAP net income and earnings per diluted share is provided in the table at the end of this press release.

Liquidity
As of February 28, 2014, the Company had total cash and marketable securities of $28.3 million and no bank debt outstanding. Net cash provided by operating activities during the fourth quarter was $3.4 million, and the unused borrowing capacity on the bank revolver as of the end of the fourth quarter was $15 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, “In the fiscal 2015 first quarter, we expect consolidated revenue in the range of $56 to $60 million. We anticipate Wireless Datacom revenue in the first quarter will be higher on a year-over-year basis but be relatively flat on a sequential quarter basis due primarily to an expected decline of approximately $3 million of revenue from our key OEM customer in the solar power industry. Satellite revenue in the first quarter is expected to be down slightly on a sequential quarter basis. At the bottom line, we expect first quarter GAAP-basis net income in the range of $0.05 to $0.09 per diluted share and non-GAAP net income in the range of $0.17 to $0.21 per diluted share.

CalAmp Reports Fiscal 2014 Fourth Quarter and Full Year Results
April 24, 2014

We enter fiscal 2015 with continued strong customer demand across most of our key market verticals and significant growth opportunities that are expected to gain momentum as the year progresses. As a result, similar to fiscal 2014, we anticipate that the second half of fiscal 2015 will be stronger than the first half, with contributions from our emerging insurance and heavy equipment customers. We expect Satellite to return to a normalized revenue run rate of approximately $10 million per quarter as experienced prior to fiscal 2014, and our Wireless Datacom business growing at or above market rates for the full year, resulting in overall fiscal 2015 growth in non-GAAP earnings per share of approximately 30%.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fourth quarter and full year financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 1-877-407-0784 (1-201-689-8560 for international callers) and using the Conference ID # 13576783. An audio replay will be available through May 8, 2014 by calling 1-877-870-5176 or 1-858-384-5517 and entering the Conference ID # 13576783.

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value remote assets. For more information, please visit www.calamp.com.

CalAmp Reports Fiscal 2014 Fourth Quarter and Full Year Results
April 24, 2014

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including global economic conditions and uncertainties in the geopolitical environment, product demand, competitive pressures and pricing declines in our Wireless Datacom and Satellite segments, the timing and acceptance of customer approvals of new product designs, intellectual property infringement claims, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, changes in wireless transmission standards and technologies including 3G and 4G standards, dependence on third-party manufacturers and component suppliers in foreign countries, and other risks or uncertainties that are described in our Annual Report on Form 10-K filed today with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com

CalAmp Reports Fiscal 2014 Fourth Quarter and Full Year Results
April 24, 2014

CAL AMP CORP.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	February 28,		February 28,
	2014	2013	2014	2013
	/---------(Unaudited)----------/
Revenues	$59,847	$48,391	$235,903	$180,579

Cost of revenues	39,231	33,341	155,972	123,686

Gross profit	20,616	15,050	79,931	56,893

Operating expenses:
Research and development	5,331	3,898	21,052	14,291
Selling	5,048	3,762	19,837	12,725
General and administrative	3,895	3,305	14,416	12,154
Intangible asset amortization	1,665	476	6,283	1,743
	15,939	11,441	61,588	40,913
Operating income	4,677	3,609	18,343	15,980

Non-operating expense, net	(105)	(202)	(432)	(532)

Income before income taxes	4,572	3,407	17,911	15,448

Income tax benefit (provision)	(1,505)	29,223	(6,108)	29,178

Net income	$3,067	$32,630	$11,803	$44,626

Earnings per share:
Basic	$0.09	$1.09	$0.34	$1.54
Diluted	$0.08	$1.06	$0.33	$1.49
Shares used in computing earnings per share:
Basic	35,332	29,858	34,969	28,886
Diluted	36,390	30,800	36,023	29,982

BUSINESS SEGMENT INFORMATION
(In thousands)

	Three Months Ended		Year Ended
	February 28,		February 28,
	2014	2013	2014	2013
	/---------(Unaudited)----------/
Revenues
Wireless DataCom	$49,204	$37,325	$187,012	$139,503
Satellite	10,643	11,066	48,891	41,076
Total revenues	$59,847	$48,391	$235,903	$180,579

Gross profit
Wireless DataCom	$18,440	$13,219	$70,114	$50,005
Satellite	2,176	1,831	9,817	6,888
Total gross profit	$20,616	$15,050	$79,931	$56,893

Operating income
Wireless DataCom	$4,618	$3,951	$16,324	$16,844
Satellite	1,081	784	5,642	3,111
Corporate expenses	(1,022)	(1,126)	(3,623)	(3,975)
Total operating income	$4,677	$3,609	$18,343	$15,980

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CalAmp Reports Fiscal 2014 Fourth Quarter and Full Year Results
April 24, 2014

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	February 28,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$19,233	$63,101
Short-term marketable securities	8,500	-
Accounts receivable, net	36,904	19,111
Inventories	14,968	13,516
Deferred income tax assets	7,619	6,400
Prepaid expenses and other current assets	5,017	4,641
Total current assets	92,241	106,769
Long-term marketable securities	518	-
Property, equipment and improvements, net	4,771	2,778
Deferred income tax assets, less current portion	35,131	34,616
Goodwill	15,422	1,112
Other intangible assets, net	29,131	4,603
Other assets	2,051	893

	$179,265	$150,771

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$1,156	$2,261
Accounts payable	20,508	11,871
Accrued payroll and employee benefits	6,594	5,298
Deferred revenue	8,251	6,410
Other current liabilities	5,609	3,109

Total current liabilities	42,118	28,949

Long-term debt	702	2,434
Other non-current liabilities	3,298	1,839

Stockholders' equity:
Common stock	359	350
Additional paid-in capital	206,154	202,368
Accumulated deficit	(73,301)	(85,104)
Accumulated other comprehensive loss	(65)	(65)

Total stockholders' equity	133,147	117,549

	$179,265	$150,771

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CalAmp Reports Fiscal 2014 Fourth Quarter and Full Year Results
April 24, 2014

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(In thousands)

	Year Ended
	February 28,
	2014	2013
Cash flows from operating activities:
Net income	$11,803	$44,626
Depreciation and amortization	8,105	2,764
Stock-based compensation expense	2,924	2,910
Amortization of debt issue costs and discount	339	397
Deferred tax assets, net	5,935	(29,231)
Changes in operating working capital	(6,290)	(4,883)
Other	-	14

Net cash provided by operating activities	22,816	16,597

Cash flows from investing activities:
Purchases of marketable securities	(9,018)	-
Capital expenditures	(2,133)	(1,852)
Acquisitions net of cash acquired	(52,954)	(1,000)
Collections on note receivable	-	462
Other	(71)	(8)

Net cash used in investing activities	(64,176)	(2,398)

Cash flows from financing activities:
Net proceeds from public sale of common stock	-	44,784
Repayments of bank term loan	(1,800)	(1,200)
Payment of acquisition-related note and contingent consideration	(1,579)	(535)
Taxes paid related to net share settlement of vested equity awards	(3,057)	(2,560)
Proceeds from exercise of stock options and warrants	3,928	2,812

Net cash provided (used) by financing activities	(2,508)	43,301

Net change in cash and cash equivalents	(43,868)	57,500

Cash and cash equivalents at beginning of year	63,101	5,601

Cash and cash equivalents at end of year	$19,233	$63,101

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CalAmp Reports Fiscal 2014 Fourth Quarter and Full Year Results
April 24, 2014

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended		Year Ended
	February 28,		February 28,
	2014	2013	2014	2013
GAAP basis pretax income	$4,572	$3,407	$17,911	$15,448

Amortization of intangible assets	1,665	476	6,283	1,743
Stock-based compensation expense	795	618	2,924	2,910
Acquisition and integration expenses	24	305	661	305
Pretax income (non-GAAP basis)	7,056	4,806	27,779	20,406

Income tax (provision) benefit (non-GAAP basis) (a)	59	(9)	(87)	(54)
Adjusted Basis net income	$7,115	$4,797	$27,692	$20,352

Adjusted Basis net income per diluted share	$0.20	$0.16	$0.77	$0.68

Weighted average common shares outstanding
on diluted basis	36,390	30,800	36,023	29,982

(a)	The non-GAAP income tax (provision) benefit represents cash taxes paid/payable or received/receivable for the period after giving effect to the utilization of net operating loss and tax credit carryforwards.

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